UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

EXOLIFESTYLE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-51935	90-1119774
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

136 NW 16th Street, Boca Raton, FL 33432

(Address of principal executive offices)

(561) 939-2520

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

[ ]	Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

On November 7, 2016, the Registrant issued a press release through PRNewswire announcing a 106% increase in revenue in the third calendar quarter of 2016 compared to revenue in the second calendar quarter. Revenue in the third calendar quarter totaled $192,540 compared to revenue of $93,102 in the second calendar quarter. This information is subject to your review of the complete press release attached to this Current Report on Form 8-K as Exhibit 99.

Item 3.02 Unregistered Sales of Equity Securities.

Since the beginning of the current fiscal quarter on October 1, 2016, the Registrant has issued a total of 4,689,169 shares of its common stock to a total of four entities in exchange for the conversion of notes or debt. Of the total shares issued, 1,050,000 shares were issued for consideration of $0.0015228 per share, 2,450,000 shares were issued for consideration of $0.0015375 per share, and 1,189,169 were issued for consideration of $0.04875 per share. The shares were exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act since the shares were issued to entities closely associated with the Company and there was no public offering in connection with the issuance of the shares. Following the issuances and as of the date of this filing, the Registrant has a total of 88,273,675 shares of common stock issued and outstanding.

Item 9.01 Exhibit.

Attached as Exhibit 99 is a copy of the press release referenced in Item 2.02 above.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOlifestyle, Inc.

Dated: November 14, 2016	By:	/s/ Vaughan Dugan
Vaughan Dugan
Chief Executive Officer